EXHIBIT 4.2

FRONTEER DEVELOPMENT GROUP INC.
(an Ontario corporation)

ACQUISITION PERFORMANCE INCENTIVE SHARE PLAN

1. PURPOSE

     The purpose of this Acquisition Performance Incentive Share Plan (the “Plan”) is to provide existing optionholders of NewWest Gold Corporation (“NewWest”) and its subsidiaries with replacement stock options (the “Options”) to purchase common shares (“Common Shares”) of Fronteer Development Group Inc. (“Fronteer”) in replacement of stock options of NewWest (the “Original Options”) currently held, all further to the plan of arrangement (the “Plan of Arrangement”) effected pursuant to the order of the Supreme Court of British Columbia dated September 19, 2007 (the “Final Order”).

2. DEFINITIONS

Unless otherwise defined herein, the following terms have the following meanings:

“affiliate” has the meaning given to “affiliated companies” in the Securities Act (Ontario).

“associate” has the meaning given in the Securities Act (Ontario).

“Board” means the board of directors of Fronteer, and, where applicable, includes a committee of the board of directors authorized to administer this Plan.

“Compensation Committee” means the Compensation Committee of the Board, or if such committee is not yet created or is dissolved, then any such reference shall be to the Board.

“insider” means an insider as defined in the Securities Act (Ontario) and includes an associate or affiliate of an insider.

“outstanding shares” means that number of Common Shares issued and outstanding, on a non-diluted basis, at any point in time as confirmed by the transfer agent and registrar for the Common Shares.

“Participant” has the meaning set out in Section 6.

“service provider” means officers, directors and employees of NewWest and/or Fronteer and their affiliates, and any other similar persons permitted by the applicable requirements, rules or regulations of the TSX or applicable law.

“security based compensation arrangement” has the meaning given in Section 613(b) of the TSX Company Manual, and includes this Plan.

“subsidiary” has the meaning given to such term in National Instrument 45-106 – Prospectus and Registration Exemptions (“NI 45-106”), and any instrument in amendment thereto or replacement thereof.

“TSX” means the Toronto Stock Exchange.

3. ADMINISTRATION

(a)	The Plan shall be administered by the Compensation Committee.

(b)

The interpretation, construction and application of the Plan shall be made by the Compensation Committee and shall be final and binding on all holders of Options granted under the Plan and all persons eligible to participate under the provisions of the Plan.

(c)

No member of the Compensation Committee or any other members of the Board shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Options granted under it.

4. SHARES SUBJECT TO THE PLAN

(a)

Subject to adjustment under the provisions of section 15 hereof, the aggregate number of Common Shares that may be issuable pursuant to Options granted under this Plan is fixed at 518,050, as adjusted as needed in Section 15 of this Plan.

(b)

The Board (as recommended by the Compensation Committee) shall allot, set aside and reserve for issuance for the purpose of this Plan a sufficient number of Common Shares such that the number of Common Shares issuable under Section 4(a) shall be properly allotted, set aside and reserved for issuance.

5. LIMITS WITH RESPECT TO INSIDERS

(a)

The maximum number of Common Shares which may be reserved for issuance at any time to any one service provider (including an insider of Fronteer) under the Plan, together with any other security based compensation arrangements of Fronteer, shall not exceed 5% of the then outstanding Common Shares.

(b)

The maximum number of Common Shares which may be reserved for issuance to all insiders of Fronteer under this Plan, together with any other security based compensation arrangement of Fronteer, shall not, at any time, exceed ten percent (10%) of the then outstanding Common Shares.

(c)

The maximum number of Common Shares which may be issued to all insiders of Fronteer under this Plan, together with any other security based compensation arrangement of Fronteer, within any one year period, shall not exceed ten percent (10%) of the then outstanding Common Shares.

6. ELIGIBILITY AND GRANT OF OPTIONS

(a)

Options shall be granted only to service providers, or to affiliates controlled by a service provider, or to a registered retirement savings plan established by a service provider (collectively, “Participants”), and provided that in each case, the service provider is a service provider of, or to, NewWest and/or Fronteer or their affiliates at the time of the grant.

(b)

Subject to the foregoing and to subsection 6(d) below, the Compensation Committee shall have full and final authority to determine the Participants who are to be granted Options under the Plan and the number of Common Shares subject to each grant. Subject to Subsection 15(a), Options granted under the Plan shall be for Common Shares only, and for no other security.

(c)

Unless limited by the terms of the Plan, any regulatory or stock exchange requirement or decision of the Board, the Compensation Committee shall have full and final authority to determine the terms and conditions attached to any grant of Options under this Plan.

(d)	Fronteer may only grant Options pursuant to resolutions of the Board, as recommended by the Compensation Committee, all in accordance with the Plan of Arrangement.

(e)	Any Option granted under the Plan shall be subject to the requirement that, if at any time Fronteer shall determine that the listing, registration or qualification of the Common Shares subject to such

Option, or such Option itself, upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Common Shares thereunder, such Option may not be granted, accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. For certainty, it is expressly stated that Fronteer may grant Options, and issue Common Shares on exercise thereof, to Participants resident in jurisdictions in Canada only where NI 45-106 has been complied with. However, nothing herein shall be deemed or construed to require Fronteer to apply for or to obtain such listing, registration, qualification, consent or approval.

(f)

Fronteer shall complete and file, in accordance with applicable law, or shall cause to be completed and filed, all notices, reports, filings or other documentation required by applicable law, regulatory requirement or stock exchange rule, in connection with a grant of Options or an issuance or purchase of Common Shares thereunder.

7. PRICE

(a)

The exercise price per Common Share that is subject of any Option shall be fixed by the Compensation Committee (subject to approval by the Board) when such Option is granted, in each case in accordance with the Plan of Arrangement and Section 7(b) below.

(b)

For greater certainty, the exercise price per Common Share that is subject of any Option shall be an amount (rounded up to the nearest one-hundredth of a dollar) equal to the quotient of (A) the exercise price per common share of NewWest issuable upon exercise of the corresponding Original Option immediately before the Effective Time (as defined in the Plan of Arrangement) divided by (B) 0.26. In the event of any conflict between the provisions of this Plan and the Plan of Arrangement, the Plan of Arrangement shall prevail.

(c)

Subject to the foregoing, the price per Common Share will be expressed in United States dollars, or at the sole discretion of the Compensation Committee, in Canadian dollars. However, the price per Common Share may be expressed in Canadian dollars only if the Compensation Committee receives advice from its tax advisers that doing so will not likely expose any Participant to any additional tax, interest, or penalties under § 409A of the United States Internal Revenue Code of 1986 (the “Code”).

8. PERIOD OF OPTION AND RIGHTS TO EXERCISE

(a)

Subject to the provisions of this section 8 and sections 9 and 10 below, Options will be exercisable in whole or in part, and from time to time, at any time following the date of grant and prior to the expiry of their term.

(b)

Options shall not be granted for a term exceeding the lesser of (i) the original term of the corresponding Original Option; and (ii) one year with respect to Options granted to persons who are or were directors of NewWest, and five years with respect to Options granted to persons who are or were other service providers of NewWest.

(c)	All Options shall vest immediately upon grant.

(d)	The Common Shares to be purchased upon each exercise of an Option shall be paid for in full by the Participant at the time of exercise.

(e)

Except as provided in paragraph 9 below, no Option which is held by a Participant may be exercised unless the Participant is then a service provider, and in the case of an employee, the employee has been continually employed by NewWest and/or Fronteer since the date of the grant of the corresponding Original Option, but provided that an authorized absence of leave shall not be considered an interruption of employment for purposes of the Plan.

9. CESSATION OF PROVISION OF SERVICES

(a)

Death or Retirement of Participant. Subject to section 10 below, in the event of the death or retirement of a Participant during the term of the Participant’s Option, all or any part of the Option theretofore granted to the Participant shall be exercisable within, but only within, the period of one year next succeeding the Participant’s death or retirement, and in no event after the expiry date of the Option. Before expiry of an Option under this paragraph 9(a), Fronteer shall notify the Participant’s representative in writing of such expiry no less than twenty (20) days prior to its expiry.

(b)

Termination of Employment or Office. Subject to section 10 below, and this section 9, if any Participant shall cease to be a service provider, for any reason, other than for cause, death or retirement, he or she may, but only within a period of sixty (60) days from the date of his or her termination as an officer, director or employee, and in no event after the expiry of the Option, exercise all or any part of the Options exercisable within such sixty (60) day period and otherwise in accordance with the Plan. Before expiry of an Option under this paragraph 9(b), Fronteer shall notify the former Participant in writing of such expiry no less than five (5) days prior to its expiry. In the event of termination for cause, the Options of the Participant not exercised at such time shall immediately be cancelled on the date of termination and be of no further force or effect whatsoever.

(c)

Formers Directors of NewWest. Notwithstanding the foregoing, paragraph 9(b) shall not apply in the case of current or former directors of NewWest who cease to be directors of NewWest concurrently with or following the Effective Date (as defined in the Plan of Arrangement), which directors shall have one year from the Effective Date to exercise their Options, but in no event after the expiry of the term of the Option.

(d)

Other. If any Participant shall cease to be a service provider for any reason other than provided for in this section 9, the Options of the Participant not exercised at such time shall immediately be cancelled and be of no further force or effect whatsoever.

10. EXTENSION OF OPTION

     In addition to the provisions of section 9, the Compensation Committee (subject to the approval of the Board) may extend the period of time within which an Option held by a deceased Participant may be exercised or within which an Option may be exercised by Participant who has ceased to be a service provider, but such an extension shall not be granted beyond the original expiry date of the Option. Any extensions of Options granted under the Plan are subject to any applicable regulatory or stock exchange approvals required at such time. Such extensions will not be granted unless the Compensation Committee receives advice from its advisors that such extension will not likely result in the application of § 409A of the Code to any Participant.

11. NON-TRANSFERABILITY OF OPTION

     No Option granted under the Plan shall be assignable or transferable otherwise than by will or by the laws of descent and distribution, and such Option shall be exercisable, during a Participant’s lifetime, only by the Participant (subject to subsection 9(a)).

12. AMENDMENT AND TERMINATION OF THE PLAN

(a)

Subject to subsection 12(b), the Board may at any time, and from time to time, and without shareholder approval, amend any provision or terminate the Plan, subject to any regulatory or stock exchange requirement at the time of such amendment or termination.

(b)

Notwithstanding subsection 12(a) the Board shall not amend Subsection 4(a), Section 5, Section 7, or this Section 12, without first having obtained the approval of a majority of the holders of Common Shares at a duly called and held meeting of holders of Common Shares.

(c)	Any amendment or termination shall not alter the terms or conditions of any Option grant or impair any right of any optionholder pursuant to any Option granted prior to such amendment or termination.

(d)	Notwithstanding the foregoing, the Plan will automatically terminate when, and if, any of the authorizations required to authorize the Plan shall cease.

13. EXERCISE OF OPTION

(a)

An Option may be exercised from time to time by delivering to Fronteer at its head office, a written notice of exercise specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment for the full amount of the purchase price of the Common Shares then being purchased.

(b)

Upon receipt of a certificate of an authorized officer directing the issue of Common Shares purchased under the Plan, the transfer agent of Fronteer is authorized and directed to issue and countersign share certificates for the purchased Common Shares in the name of the Participant or the Participant’s legal personal representative or as may otherwise be directed in writing by the Participant, including into a book-entry system, if requested.

(c)

Notwithstanding paragraph 6(f), Fronteer shall not, upon the exercise of any Option, be required to register, issue or deliver any Common Shares prior to (a) the admission of such Common Shares to listing on any stock exchange on which the Common Shares may then be listed, and (b) the completion of such registration or other qualification of such Common Shares under any law, rules or regulation as Fronteer shall determine to be necessary or advisable (including, without limitation, NI 45-106). If any Common Shares cannot be registered, issued or delivered to any Participant for whatever reason, the obligation of Fronteer to issue such Common Shares shall terminate and any exercise price paid to Fronteer in respect of any Option shall be returned to the Participant without deduction.

14. TAX WITHHOLDING

     Each Participant agrees that, if and to the extent permitted or required by law, the Corporation shall withhold or require payment by such Participant of any federal, state, or local taxes resulting from the exercise of an Option; provided, however, that to the extent permitted by law, the Board may, in its sole and unfettered discretion, permit some or all of such withholding obligation to be satisfied by delivery to the Corporation by the Participant of, or the retention by the Corporation of, Common Shares.

15. ADJUSTMENTS IN SHARES SUBJECT TO THE PLAN

(a)

Subject to this section 15, the aggregate number and kind of shares or other securities available or issuable under the Plan shall be appropriately and equitably adjusted in the event of an arrangement, reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares or other securities of Fronteer. The Options granted under the Plan may contain such provisions as the Board may determine with respect to adjustments to be made in the number and kind of shares covered by such Options and in the Option price in the event of any such change. For greater certainty, notwithstanding any other provision of this Plan, no adjustment shall be made to the terms of any Option granted hereunder that results in the Participants having additional or greater benefits than those attached to the Original Options as a result of or in connection with the Plan of Arrangement, other than the adjustment upon grant of the number of Common Shares subject to the Options and the exercise price of such Options which shall be in accordance with the Plan of Arrangement.

(b)	If at any time when an Option granted under this Plan remains unexercised with respect to any Common Shares and:

	(i)	a bona fide offer is made by a third party that would result in a Change of Control; or

(ii)

Fronteer proposes to merge, amalgamate or be absorbed by or into any other corporation (save and except for a subsidiary) under any circumstances which involve or may involve or require the liquidation of Fronteer, a distribution of its assets among its shareholders, or the termination of the corporate existence of Fronteer,

Fronteer shall use its best efforts to bring such offer or proposal to the attention of the Participants as soon as practicable and (x) an Option granted under this Plan may be exercised, as to all or any of the optioned Common Shares in respect of which such Option has not previously been exercised, by the optionee at any time up to and including (but not after) a date thirty (30) days following the date of the completion of such transaction or prior to the close of business on the expiry date of the Option, whichever is the earlier; and (y) Fronteer may, by Board resolution, require the acceleration of the time for the exercise of the said Option and of the time for the fulfilment of any conditions or restrictions on such exercise and such changes shall be final and binding on all Options granted to Participants under the Plan.

A “Change of Control” for purposes of this section 15 means:

(i) if one or more persons acting as a group: (A) acquires sufficient additional shares to constitute more than 50% of (1) the total fair market value of all issued and outstanding shares of Fronteer, or (2) the total voting power of all shares of Fronteer; (B) acquires, in a 12-month period, 35% or more of the voting power of all shares of Fronteer; or (C) acquires, during a 12-month period, more than 40% of the total gross fair market value of all of Fronteer’s assets; and

(ii) if the majority of the members of Fronteer’s board of directors is replaced during any 12-month period by directors whose appointment was not endorsed by a majority of the members of the board.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred solely as a result of any transaction undertaken for the purpose of reincorporating Fronteer under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of Fronteer’s capital stock.

16. RIGHTS PRIOR TO EXERCISE

     A Participant shall have no rights whatsoever as a shareholder in respect of any Common Shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Common Shares in respect of which the Participant shall have exercised the Option to purchase hereunder and which the Participant shall have actually taken up and paid for in full.

17. NO CONTINUED SERVICE

     The granting of an Option to a Participant under the Plan shall not impose upon Fronteer or NewWest any obligation whatsoever to retain the service provider as a service provider of Fronteer or NewWest.

18. GOVERNING LAW

This Plan shall be construed in accordance with and be governed by the laws of the Province of Ontario.

19. EXPIRY OF OPTION

     On the expiry date of any Option granted under the Plan, and subject to any extension of such expiry date permitted in accordance with the Plan, such Option shall forthwith expire and terminate and be of no further force or effect whatsoever, or as to the Common Shares in respect of which the Option has not been exercised.

20. SECTION 409A

     It is the intention of Fronteer that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, Fronteer may, entirely at its discretion, attempt to give the Participant in the United States the economic benefits described herein in a manner that does not result in such tax being imposed.

     Participants in the United States will be solely liable for any additional tax imposed under § 409A of the Code with respect to any Options issued under the Plan.

21. EFFECTIVE DATE OF THE PLAN

The Plan becomes immediately effective on the date that the last of the following approvals is received:

(a)	the approval of a majority of the Board as recommended by the Compensation Committee; and

(b)	the Effective Date as defined in the Plan of Arrangement.

22. APPROVAL

(a)	This Plan was approved by resolution of the Board on August 16, 2007;

(b)	This Plan was approved pursuant to the Final Order on September 19, 2007;

(c)	The approvals of this Plan set forth in Subsection (a) above expire on the third anniversary of the date that the last of such approvals is granted.